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                                                                  Exhibit (a)(6)

               UNITED KINGDOM NATIONAL INSURANCE ON STOCK OPTIONS

                              QUESTIONS AND ANSWERS

Summary
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When an employee who is resident and ordinarily resident in the UK for tax purposes ("UK employee") exercises stock options, a national insurance contribution ("NIC") is incurred by both the employee and the employer on the amount that is recognized as employment income on the exercise. Legislation was enacted in July of 2000 enabling companies in the U.K. to reach an agreement with their employees to transfer the liability for the employer NIC's to the stock option holder.

Consistent with the practice of other UK companies, Airspan Networks Inc. ("Airspan" or the "Company") has adopted this policy for all stock options granted under the Airspan Networks Inc. 1998 Stock Option and Restricted Stock Plan, as amended (the "1998 Plan"), and the Airspan Networks Inc. 2001 Supplemental Stock Option Plan (the "2001 Plan") on and after October 1, 1999 (including new options which are granted pursuant to the stock option exchange program described in the Offer to Exchange dated December 13, 2001). UK employees will be requested to sign a separate joint election form document ("Joint Election Form") for each of the 1998 Plan and the 2001 Plan that will formally transfer the liability for the charge from Airspan to the employee. This liability transfer applies to all grants from October 1, 1999 forward. If an employee does not sign an NIC Joint Election Form for each of the 1998 Plan and the 2001 Plan, that employee is not eligible to receive stock option grants until a Joint Election Form for each plan has been signed.

UK employees can offset the employer's NIC they pay when calculating the income tax charge arising on the share option gain. Their effective rate of income tax after this relief is applied will be 47.14% if they are a higher rate tax payer, and 31.28% if they are a basic rate taxpayer (based on the rates for the tax year ended 5 April 2002). The NIC charge is 11.9% of the stock option gain and is deductible from such gain. Signing a Joint Election Form does not entitle an employee to a grant of stock options. Stock options will continue to be granted in accordance with Airspan's existing policies and procedures.

Questions and Answers
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1.   Does this devalue my stock options?

Returns on the exercise of stock options are entirely subject to movements of the market and are not guaranteed. Stock options accumulate value when the market price of the stock rises above the grant price of the option, and the holder is able to exercise the options and sell the underlying common shares.

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National insurance contributions will only be payable in the event that upon the exercise of the stock option the value of the stock has increased above the grant price.

2.   Why did the Company choose to transfer the NIC to optionees?

After careful assessment the decision was reached to share the NIC charge among all UK option holders, rather than have a potentially very large cost accrue to the Company.

3.   Does this apply to all Airspan UK employees who hold stock options?

It will apply to all stock options granted under the 1998 Plan and the 2001 Plan on or after October 1, 1999 to UK employees.

4. What are the consequences if I do not sign the Joint Election Form for each of the 1998 Plan and the 2001 Plan and do not agree to accept the NIC liability?

If a Joint Election Form (your agreement to accept the NIC charge) for each of the 1998 Plan and the 2001 Plan is not signed and on file you will not be eligible to receive any stock options after October 1, 1999.

5. Do I need to sign a separate Joint Election Form for each Airspan stock option plan?

Yes. A separate Joint Election Form must be signed for each of the 1998 Plan and the 2001 Plan if you received options under both plans.

6. Do I need to sign a separate Joint Election Form for each stock option grant received?

No. Once a Joint Election Form is signed by an employee it indicates an employee has formally accepted the NIC liability for all stock option grants from the date of signing of the Joint Election Form forward.

7.   When did the legislation come into force?

This legislation came into force in July 2000 but it applies to stock options issued since 6 April 1999. Airspan does not intend to seek employees' agreement to accept NIC liability for options granted before October 1, 1999.

8.   What is the financial impact on staff and when will it apply?
For stock options under instruments of grant dated on or after October 1, 1999, the levy will apply when stock options are exercised. The standard NIC rate of 11.9% on stock option gains is deductible from those gains, but UK employees can offset the employer's NIC they pay when calculating the income tax charge arising on the share option gain. Their effective rate of income tax after this relief is applied will be 47.14% if they are a higher rate tax payer, and 31.28% if they are a basic rate taxpayer (based on the rates for the tax year ended 5 April 2002).

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9.   How will the employee pay the NIC liability?

The tax payment for the NIC liability (11.9% on the stock option gain), including the regular tax payment, will normally be deducted from the proceeds from your exercise of options when you perform a same-day-sale transaction through E*Trade. If you decide to hold your shares after exercise (known as an "Exercise and Hold" transaction) you will be required to submit the NIC payment, along with your regular tax payment, at time of exercise.

In the event that the NIC charge is not withheld at the time your option is exercised, assigned or released, you will be required to pay the NIC liability to the Company. The Company will collect the contributions from the employee within thirty (30) days after the exercise, assignment or release of the option, or, if earlier, within fourteen (14) days after the end of the tax month during which the exercise, assignment or release occurs.

10.  Do employees have any choice on this?

Acceptance of the NIC charge is voluntary, but if employees wish to be eligible to receive any stock options or participate in the Offer to Exchange, the NIC charge must be accepted by signing the Joint Election Form for each of the 1998 Plan and the 2001 Plan, as applicable.

For employees who received grants dated October 1, 1999 and thereafter, the appropriate agreement language for reimbursement of the NIC charge will also be included in their instrument of grant.

If an employee has not returned the separate Joint Election Form for the 1998 Plan and the 2001 Plan, as applicable, they will not be eligible to receive future stock option grants.

11.  What if I change my mind about accepting the NIC charge?

If an employee did not sign a Joint Election Form for each of the 1998 Plan and the 2001 Plan when initially offered in October 1, 1999 or at the time the employee accepted employment with Airspan, the employee is not eligible for stock option grants. If the employee subsequently changes the employee's mind, these forms can be signed at any point in the future thereby making the employee eligible for stock options from the date of signing forward.

12.  What other taxes apply to gains from stock options?

Income tax is not chargeable when an option is granted, but income tax is chargeable on the increase in value of the shares between grant and exercise.

For taxation purposes, Airspan Stock Options scheme is an "unapproved scheme". For most option holders, the exercise of an option under the scheme results in a virtually simultaneous acquisition and disposal of shares. Tax law separates the two transactions and treats them separately. Upon the exercise of stock options, the optionee will recognize income from employment, net of NIC, that is subject to income tax. The subsequent sale of the acquired shares falls within the scope of Capital Gains Tax ("CGT"). The optionee will recognize a

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capital gain (or loss) in an amount equal to the difference between the amount realized on the sale of the shares and the fair market price of such shares on the date of exercise of such shares. The direct costs of selling are recoverable against CGT, but this will not help most employees who are not subject to CGT. The effect of this is that some employees may find that they pay tax on an amount that is slightly different to the gain made.

13.  Why do I have to sign other forms apart from the instrument of grant?

In accordance with the legislation the government prescribed a particular form that has to be signed both by the employee and the employer in order for the liability for the NIC charge to be transferred. If you have received a grant under both plans, the government requires a separate form to be signed for each stock option plan. The wording in the instrument of grant form evidences the employees' agreement to meet the charge (by agreeing to reimburse the Company for it) and the Joint Election Forms legally transfer the liability for the charge from the employer to the employee.

As before, you will be required to sign each instrument of grant which accompanies a new grant of options (to be made in connection with the Offer to Exchange) to evidence your acceptance of that grant of stock options and the terms upon which that grant is made. The Joint Election Forms you sign will cover all grants of options made to you after October 1, 1999, including options issued in connection with the Offer to Exchange.

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